UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Gillespie, III, George J.
   The Washington Post Company
   1150 15th Street, NW
   Washington, DC  20071
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Class B Common Stock         |06/26/|J*  |4000              |D  |N/A        |4800               |D     |                           |
                             |00    |    |                  |   |           |                   |      |                           |
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*These shares were held in a |      |    |                  |   |           |                   |      |                           |
trust for the benefit of the |      |    |                  |   |           |                   |      |                           |
reporting                    |      |    |                  |   |           |                   |      |                           |
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person's children and were di|      |    |                  |   |           |                   |      |                           |
stributed on June 26, 2000 to|      |    |                  |   |           |                   |      |                           |
 the                         |      |    |                  |   |           |                   |      |                           |
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adult children beneficiaries.|      |    |                  |   |           |                   |      |                           |
  The reporting person's wife|      |    |                  |   |           |                   |      |                           |
 was the                     |      |    |                  |   |           |                   |      |                           |
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trustee.  The trust was termi|      |    |                  |   |           |                   |      |                           |
nated in June 2000.          |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
George J. Gillespie, III by Diana M. Daniels
DATE
February 8, 2001